Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan (Prior Plan), 2019 Equity Incentive Plan, and 2019 Employee Stock Purchase Plan of Turning Point Therapeutics, Inc. of our report dated March 21, 2019 (except for the last paragraph of Note 12, as to which the date is April 8, 2019), with respect to the financial statements of Turning Point Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-230428), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 10, 2019